Exhibit 10.6
eFUNDS CORPORATION
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PROGRAM
(as amended June 20, 2005)
     1. Purposes of the Program. The purposes of the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Program”) are to provide a method of deferring payment to non-employee directors of eFunds Corporation (“eFunds”) of all or a part of their retainer and/or meeting fees, as fixed from time to time by the Board of Directors of eFunds (the “Board”), and an opportunity to increase their ownership of eFunds Common Stock (“Common Stock”). Under the Program, a director may elect to defer the receipt of any or all of his or her annual cash retainer and/or meeting fees, including committee meeting fees (the retainer and meeting fees together, “Director Fees”), which will be paid in the form of shares of Common Stock or cash following the director’s termination of services on the Board. Shares of Common Stock to be issued under the Program will be issued pursuant to the eFunds Corporation 2000 Stock Incentive Plan, as amended (“Stock Incentive Plan”).
     2. Eligibility. Directors of eFunds who are not also officers or other employees of eFunds or any of its subsidiaries are eligible to participate in this Program (“Eligible Directors”).
     3. Plan Periods. The first Plan Period shall commence on April 1, 2001 and end on December 31, 2001. Each subsequent Plan Period shall commence on January 1 and end on December 31.
     4. Administration. This Program shall be administered by the Compensation Committee of the Board (the “Committee”).
     5. Deferral Election.
     5.1. Manner of Making Deferral Election. An Eligible Director may elect to defer payment of his or her Director Fees to be earned during any Plan Period by filing an election with the Committee, on a form provided by the Committee for that purpose (“Deferral Election”), prior to the first day of such Plan Period; provided, however, that an individual who becomes an Eligible Director upon his or her initial election to the Board shall have 30 days following his or her initial election to make a Deferral Election, which shall apply only with respect to services as a director provided following the filing of such Deferral Election with the Committee. The Deferral Election form shall specify a percentage up to 100% of the Director Fees to be deferred. Each Deferral Election shall be irrevocable and shall remain in effect until changed or rescinded. Prior to the beginning of any subsequent Plan Period, an Eligible Director may irrevocably elect in writing to change an earlier election by filing a new Deferral Election with the

Committee. The new election shall become effective on the first day of the subsequent Plan Period.
     5.2. Credits to Deferred Accounts.
          (a) Credits to Deferred Stock Account. For deferrals credited on or before May 31, 2005 on each March 31, June 30, September 30 and December 31 (each a “Payment Date”) an Eligible Director who has made an effective Deferral Election (a “Participant”) shall receive a credit in the form of restricted stock units (“Stock Units”) to his or her account (“Deferred Stock Account”). Each Stock Unit shall represent the right to receive one share of Common Stock. The number of whole and fractional Stock Units credited to a Participant’s Deferred Stock Account shall be determined by dividing the amount of the Participant’s Director Fees payable on each Payment Date and specified for deferral pursuant to Section 5.1 by the Fair Market Value (as defined below) of a share of Common Stock on such Payment Date (computed to four decimal places).
          (b) Credits to Deferred Cash Account. For deferrals credited on or after June 1, 2005, the Participant shall receive a credit in the form of cash units (“Cash Units”) to his or her Deferred Cash Account. The Cash Units credited to a Participant’s Deferred Cash Account on each Payment Date shall be equal to the amount of the Participant’s Director Fees payable on such Payment Date and specified for deferral pursuant to Section 5.1.
     5.3. Dividend Equivalent Payments. Any time a cash dividend is paid on the Common Stock, a Participant who has Stock Units in his or her Deferred Stock Account shall receive a dividend equivalent payment (“Dividend Equivalent”) on the dividend payment date equal to the amount of the dividend payable on a single share of Common Stock multiplied by the number of Stock Units credited to the Participant’s Deferred Stock Account on the dividend record date. The Dividend Equivalent shall be converted to additional whole and fractional Stock Units (computed to four decimal places) in the number determined by dividing the amount of the Dividend Equivalent by the Fair Market Value of one share of Common Stock on the dividend payment date. No Dividend Equivalent shall be paid in respect of the Cash Units held in a Participant’s Deferred Cash Account.
     5.4. Fair Market Value. The Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the New York Stock Exchange (“NYSE”) or the Nasdaq National Market (“Nasdaq”) on the relevant date, as applicable; provided that if, on such date, Nasdaq or the NYSE , as applicable, is not open for business or there are no shares of Common Stock traded on such date, the Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the first day preceding such date on which Nasdaq or the NYSE, as applicable, was open for business and reported trades in the Common Stock.

     5.5 Interest on Cash Units. At the end of each calendar quarter, all Cash Units in a Participant’s Deferred Cash Account shall be credited with interest (“Interest Credits”) at the rate of either four percent (4%) per annum or the relevant one year Applicable Federal Rate, whichever is lower. Such Interest Credits shall be credited to the Participant’s Deferred Cash Account in the form of additional Cash Units.
     6. Payment of Stock.
     6.1. Payment of Deferred Stock Account in a Lump Sum. Payment from a Participant’s Deferred Stock Account shall be in shares of Common Stock. The shares of Common Stock available for issuance under this Program shall be issued under, and in accordance with the terms of, the Stock Incentive Plan. Upon payment, one share of Common Stock shall be issued for each Stock Unit, except that no fractional shares shall be issued, and the Participant shall receive a cash payment in lieu of any fractional share. Payment shall be made of the entire amount in a Participant’s Deferred Stock Account within 30 days after the date of the Participant’s termination of service on the Board.
     6.2. Payment of Deferred Cash Account in a Lump Sum. Payment from a Participant’s Deferred Cash Account shall be in cash. Payment shall be made of the entire amount in a Participant’s Deferred Cash Account within 30 days after the date of the Participant’s termination of service on the Board.
     6.3 Payment to Beneficiary. In the event that a Participant dies before receiving payment of his or her Deferred Stock Account and Deferred Cash Account (if any), payment shall be made to the Participant’s beneficiary within 30 days of the Committee’s notice of the Participant’s death. Payment of the Participant’s Deferred Stock Account shall be made in shares of Common Stock. Payment of the Participant’s Deferred Cash Account shall be made in cash. A Participant may designate one or more beneficiaries who, upon death, are to receive the benefits that otherwise would have been paid to the Participant and may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by the Participant and delivered to the Committee during the Participant’s lifetime. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated shall become fixed as of death so that, if a beneficiary survives the Participant but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to such beneficiary’s estate. If a Participant does not designate a beneficiary pursuant to this Section 6.3 or if for any reason such designation is ineffective, in whole or in part, then the benefits that otherwise would have been paid to the Participant (or the part thereof as to which the designation is ineffective, as the case may be) shall be paid to the Participant’s estate and, in such event, the term “beneficiary” shall include such estate.
     7. Limitation on Rights of Eligible Directors and Participants. Nothing in this Program will interfere with or limit in any way the rights of the Board or the stockholders of eFunds not to nominate for re-election, elect or remove an Eligible Director or Participant. Neither this Program nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that eFunds or its Board or stockholders have retained or will retain an Eligible Director or Participant for any period of time or at any particular rate of compensation.
     8. Program Amendments, Modifications and Termination. The Committee may amend, suspend or terminate this Program at any time.
     9. Effective Date and Duration of the Program. This Program shall become effective on April 1, 2001 and shall continue, unless terminated by action of the Committee, until the expiration or termination of the Stock Incentive Plan, provided that the expiration or termination of this Program shall not affect any rights of Participants with respect to their Deferred Stock Accounts, which shall continue to be governed by the provisions of this Program until final payment of all Deferred Stock Accounts.
     10. Participants are General Creditors of eFunds. Participants and their beneficiaries shall be general, unsecured creditors of eFunds with respect to any payments to be made pursuant to this Program and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of eFunds. If eFunds shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of eFunds subject to the claims of its general creditors, and neither any Participants nor any of their beneficiaries shall have a legal, beneficial or security interest therein.
     11. Miscellaneous.
     11.1. Securities Laws and Other Restrictions. Shares of Common Stock to be delivered in payment of Deferred Stock Accounts under this Program shall be subject to such restrictions as the Committee may deem advisable under the Stock Incentive Plan, any applicable securities laws, rules or regulations or other regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for the shares of Common Stock to reflect such restrictions.
     11.2. Nontransferability. No Deferred Cash Accounts or Deferred Stock Accounts shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that a Participant may designate a beneficiary or beneficiaries to receive any property or cash payable with respect to the Participant’s Deferred Cash Account or Deferred Stock Account upon the death of the Participant, as described in Section 6.3 hereof. Except as provided in this Section 11.2, no such Accounts may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against eFunds or any of its affiliates.

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